EXHIBIT 21.1

List of Subsidiaries of Two Rivers Water & Farming

Company	State of Organ-ization	Ultimate Parent	Immediate Parent	Ownership %
TR Capital Partners, LLC	CO	Two Rivers Water & Farming Company	Two Rivers Water & Farming Company	100
TRWC, Inc.	CO	Two Rivers Water & Farming Company	Two Rivers Water & Farming	100
HCIC Holdings, LLC	CO	Two Rivers Water & Farming Company	TRWC, Inc.	100
Huerfano-Cucharas Irrigation Company	CO	Two Rivers Water & Farming Company	HCIC Holdings	95
Two Rivers Water LLC	CO	Two Rivers Water & Farming Company	TR Capital Partners, LLC	100
Orlando Reservoir No. 2 Company, LLC	CO	Two Rivers Water LLC	TR Capital Partners, LLC	100
Two Rivers Farms LLC	CO	Two Rivers Water & Farming Company	TR Capital Partners, LLC	100
Two Rivers Farms F-1, Inc.	CO	Two Rivers Water & Farming Company	Two Rivers Farms LLC	100
Two Rivers Farms F-2, Inc.	CO	Two Rivers Water & Farming	Two Rivers Farms LLC	100
Dionisio Farms & Produce, Inc.	CO	Two Rivers Water & Farming Company	Two Rivers Farms LLC	100
GrowCo, Inc.	CO	Two Rivers Water & Farming Company	TR Capital Partners, LLC	100
GrowCo Partners 1, LLC	CO	Two Rivers Water & Farming Company	TR Capital Partners, LLC	100	(1)
GCP Super Units, LLC	CO	Two Rivers Water & Farming Company	Two Rivers Water & Farming	100	(2)
Water Redevelopment Company	DE	Two Rivers Water & Farming Company	Two Rivers Water & Farming Company	99

Notes:

(1) TR Capital Partners owns 100% of the common units. External investors own 100% of the preferred units.

(2) Two Rivers Water and Farming owns 100% of the common units. External investors own 100% of the preferred units.